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                         CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the inclusion of our report dated July 10, 2002, except for
Note 3, as to which the date is August 5, 2002, on the balance sheet of Granite Falls Community Ethanol Plant, LLC as of May 31, 2002 and December 31, 2001, and the related statements of operations, change in members' equity, and cash flows for the five months ended May 31, 2002, the year ended December 31, 2001, and for the period from inception (December 29, 2000) to May 31, 2002 in the Form SB-2 Registration Statement of Granite Falls Community Ethanol Plant, LLC dated on or about August 30, 2002 and to the reference to our Firm under the caption "Experts" in the Prospectus included therein.




                                    /s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.
                                        Certified Public Accountants


Minneapolis, Minnesota
August 30, 2002